                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Antex Biologics Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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
                             ANTEX BIOLOGICS INC.
                            300 PROFESSIONAL DRIVE
                            GAITHERSBURG, MD  20879

                ------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1999
                ------------------------------------------------


    The Annual Meeting of Stockholders of Antex Biologics Inc. (the "Company") will be held on Thursday, June 10, 1999, at 10:00 a.m. at the Courtyard by Marriott, 805 Russell Avenue, Gaithersburg, Maryland, for the following purposes:

      1. To reelect Robert L. Curry to the Board of Directors to serve as a Class I director for a three-year term;

      2. To consider and take action on a proposal to approve amendments of the Company's Certificate of Incorporation authorizing the Board of Directors, in its discretion, to effect a reverse split of outstanding shares of the Company's Common Stock;

      3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants to audit the Company's accounts for the fiscal year ending December 31, 1999; and

      4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 13, 1999 as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by stockholders for any purpose germane to the meeting during normal business hours at the Company's offices at 300 Professional Drive, Gaithersburg, Maryland 20879.

                                    By Order of the Board of Directors

                                    /s/ Gregory C. Zakarian

                                    GREGORY C. ZAKARIAN
                                    Secretary




April 30, 1999

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE THE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             Antex Biologics Inc.
                            300 Professional Drive
                         Gaithersburg, Maryland 20879

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                  To be Held
                                 June 10, 1999

   This Proxy Statement is furnished to the stockholders of Antex Biologics Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company to be held on June 10, 1999, and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and enclosed form of proxy will commence on or about April 30, 1999.

   Only stockholders of record at the close of business on April 13, 1999, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, the Company had issued and outstanding 25,863,726 shares of Common Stock, which are the only securities of the Company entitled to vote at the meeting. Each outstanding share of Common Stock is entitled to one vote.

   A quorum for the meeting requires the presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock. Assuming a quorum is present, one director of the Company will be elected by a plurality of the votes cast by stockholders present or represented and entitled to vote at the meeting. The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is required for the approval of the amendments to the Company's Certificate of Incorporation to allow the Board of Directors to effect a reverse stock split. The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of auditors for the current fiscal year.

   Abstentions will have no effect on the outcome of the vote for the election of the director. In determining whether the amendments to the Certificate of Incorporation have obtained the required number of affirmative votes, abstentions and shares held in "street name" by a broker or nominee who has indicated the absence of discretionary authority to vote such shares (a "broker non-vote") have the effect of a "no" vote. For purposes of a vote for the ratification of the appointment of auditors for the current fiscal year, shares as to which a holder abstains from voting effectively constitute "no" votes since such shares nevertheless are considered present at the meeting and broker non-votes, if any, are not counted as shares entitled to vote on such matter.

   Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the stockholder notifies the Secretary of the meeting in writing prior to the voting of the proxy.

   The Board of Directors does not know of any matter, other than those described herein, that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by such proxy on any such matter in accordance with their best judgment. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the enclosed proxy intend to vote for the nominee for reelection as a director as set forth below, for the approval of the amendments to the Certificate of Incorporation, and for the ratification of PricewaterhouseCoopers LLP as the independent public accountants to audit the Company's accounts for the fiscal year ending December 31, 1999.

   The Company will bear the cost of soliciting proxies, including the cost of mailing the proxy material, and will reimburse banks, brokers and other custodial nominees and fiduciaries for the costs of supplying the proxy material to beneficial owners of the common stock. The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. The Company has agreed to pay MacKenzie a fee not to exceed $5,000; to reimburse MacKenzie for their out-of-pocket expenses, estimated at no more than $5,000; and to indemnify MacKenzie against any losses, claims, damages, liabilities or expenses to which they may become subject arising from or in connection with their solicitation services. Directors, officers, and regular employees of the Company (who will not be specifically compensated for such service) also may solicit proxies in person or by telephone.

   The 1998 Annual Report to Stockholders is enclosed herewith. The Annual Report, which includes financial statements, does not form any part of the proxy solicitation materials.


                 VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information as of April 13, 1999 regarding the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. The persons named in the table below have advised the Company that they have sole voting power and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as otherwise indicated.

                                                           NUMBER OF SHARES
                                                            OF COMMON STOCK       PERCENTAGE
   NAME AND ADDRESS(1)                                   BENEFICIALLY OWNED(2)     OF CLASS(2)
   -------------------                                   ---------------------    ------------
   SmithKline Beecham Biologicals Manufacturing s.a.
     Rue de L'Institut 89
     B-1330 Rixensart
     Belgium                                                 7,143,168(3)            21.64%




   V. M. Esposito, Ph.D.                                     2,621,872(4)(5)          9.22%


   Charles J. Coulter                                          112,476(6)              *


   Robert L. Curry                                                  --                 --


   Donald G. Stark                                             131,191(6)              *


   Larry R. Ellingsworth, Ph.D.                                118,750(7)              *


   Theresa M. Stevens                                          164,583(7)              *


   Gregory C. Zakarian                                         593,334(8)             2.24%



   All directors and executive officers
     (7 persons in group)                                    3,742,206(9)            12.68%

-------

*     less than 1%

(1) The address for all of the named individuals is c/o Antex Biologics Inc., 300 Professional Drive, Gaithersburg, MD 20879, unless otherwise noted.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table.

(3) Includes 3,595,264 shares issuable upon the exchange of an existing ownership interest in MicroCarb Human Vaccines Inc. ("MCHV") in accordance with an exchange option agreement; and includes 3,547,904 shares issuable upon the exercise of warrants in accordance with a warrant agreement.

(4)    Includes 2,583,707 shares issuable upon the exercise of options.

(5) Includes 20,000 shares owned by a trust of which Dr. Esposito's wife is sole trustee and as to which he disclaims beneficial ownership.

(6)    Includes 95,476 shares issuable upon the exercise of options.

(7)    Consists solely of shares issuable upon the exercise of options.

(8)    Includes 588,334 shares issuable upon the exercise of options.

(9)    Includes 3,646,326 shares issuable upon the exercise of options.


                                    ITEM 1.
                           ELECTION OF ONE DIRECTOR

   The Board of Directors of the Company is divided into three classes which are required to be as nearly equal in size as possible. Directors are elected for three-year terms. At the March 25, 1999 Board of Directors meeting, Robert L. Curry was elected as a Class I director (term to expire at the 1999 Annual Meeting) to fill a then-existing vacancy. At the 1997 Annual Meeting, Donald G. Stark was reelected as a Class II director (term to expire at the 2000 Annual Meeting). At the 1998 Annual Meeting, Charles J. Coulter and V. M. Esposito, Ph.D. were reelected as Class III directors (terms to expire at the 2001 Annual Meeting). At the 1999 Annual Meeting, the stockholders will elect one Class I director, whose term will extend until the 2002 Annual Meeting.

   The Board of Directors has nominated Robert L. Curry for reelection as a Class I director. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for the nominee will be voted (unless the nominee is unable or unwilling to serve) for the election of the nominee as a Class I director. The Board of Directors knows of no reason why the nominee will be unable or unwilling to serve, but if such should be the case, the persons named in the proxy will have the authority to vote the proxy for the election of a replacement nominee selected by the Board of Directors.


NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

   The names of the nominee for election as a director, each continuing director, and each executive officer, and each such individual's age, positions and offices held with the Company, years of service as a director, if applicable, principal occupation and business experience during the past five years, and certain other directorships held is set forth below. The following descriptions are based on information provided by such persons.

   V. M. ESPOSITO, PH.D., age 58, has served as President, Chief Executive Officer and a director of the Company since May 1992. In July 1992, he was elected Chairman of the Board of Directors. From April 1987 until joining the Company, Dr. Esposito was the Founder and served as the President and Chief Executive Officer of Theracel Corporation, a privately-owned biotechnology company.

   CHARLES J. COULTER, age 73, has been a director of the Company since October 1992. Mr. Coulter was President of American Research and Development, a venture capital organization, from 1973 until his retirement in June 1992.

   ROBERT L. CURRY, age 66, has been a director of the Company since March 25, 1999. Since January 1, 1999, Mr. Curry has been Chairman of MPE Communications, a division of McCann Ericson Health Care, a division of Inter Public Group
(IPG). From 1981 to December 1998, Mr. Curry was Chairman and CEO of MPE Communications Inc. a privately-held health care education company. Mr. Curry also is a Director and the Chief Executive Officer of Curry, Martin, and Schiavelli, Inc., another division of McCann Ericson Health Care.

   DONALD G. STARK, age 72, has been a director of the Company since October 1992. From September 1987 until his retirement in September 1992, Mr. Stark served as the Vice Chairman of the Board of Nova Pharmaceutical Corporation.

   LARRY R. ELLINGSWORTH, PH.D., age 48, has served as Vice President, Research and Development of the Company since December 1997. From October 1996 to November 1997, he was Executive Vice President, Research and Chief Scientific Officer of Metamorphix, Inc., a privately-held biopharmaceutical company. Previously, from November 1995 to September 1996, he was Executive Vice President, Chief Scientific Officer and a director of Cystar, Inc., a privately-held biopharmaceutical company. From May 1991 to December 1994, he was Vice President, Operations for Celtrix Pharmaceuticals, Inc., a publicly-held biopharmaceutical company.

   THERESA M. STEVENS, ESQ., age 38, has served as Vice President, Corporate Development of the Company since September 1996. From January 1995 to September 1996, Ms. Stevens was employed as a patent attorney for the law firm of Armstrong, Westerman, Hattori, McLeland & Naughton. Previously, she was a patent attorney with the law firm of Pennie & Edmonds from August 1993 to January 1995. Prior to August 1993, she worked as a patent attorney in the legal department of The DuPont Merck Pharmaceutical Company.

   GREGORY C. ZAKARIAN, CPA, age 50, has served as Vice President, Administration, Chief Financial Officer and Treasurer of the Company since September 1992. He has served as Secretary of the Company since November 1993, and was Assistant Secretary of the Company from September 1992 until October 1993. Prior to September 1992, Mr. Zakarian spent his career in the field of public accounting.

   The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board on matters relating to employee compensation and benefits, determines the compensation of the officers and other key employees, and administers the Stock Option Plan. The current members are Charles J. Coulter, Robert L. Curry and Donald G. Stark (chair). The Audit Committee of the Board of Directors reviews and monitors the Company's financial reporting and accounting practices. The current members are Charles J. Coulter (chair), Robert
L. Curry and Donald G. Stark. The Company does not have a nominating committee.

   During 1998, the Board of Directors met eight times, the Compensation Committee met three times and the Audit Committee met once.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Company's common stock, file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the Common Stock and reports of change in beneficial ownership of the Common Stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 1998, and on the written representations made by such persons that no other such reports were required, the Company is not aware of any noncompliance with Section 16(a) during 1998.

                            EXECUTIVE COMPENSATION

   The following table sets forth information for each of the Company's last three fiscal years concerning the compensation earned by each of the Company's executive officers whose compensation, consisting of salary and bonuses, exceeded $100,000 for the year ended December 31, 1998 (the "named executive officers").

                             SUMMARY COMPENSATION TABLE

                                                                          Long-Term Compensation
                                                                    ---------------------------------
                                           Annual
                                        Compensation                        Awards             Payouts
                   -------------------------------------------------------------------------------------------------
                                                                                 Securities               All Other
  Name and                                             Other        Restricted   Underlying     LTIP      Compen-
  Principal                                           Annual          Stock      Options/       Pay-       sation
  Position           Year    Salary ($)  Bonus ($)  Compensat.($)   Awards($)    SARs(#)       outs($)      ($)
--------------------------------------------------------------------------------------------------------------------
V.M. Esposito,       1998     325,000          --        --            --          500,000      --         36,858(1)
Ph.D., Chief         1997     300,000      50,000        --            --               --      --         59,738
Executive            1996     257,990     175,000        --            --        1,000,000      --         64,023
Officer


G.C. Zakarian,       1998     148,339          --        --            --         150,000        --        13,360(1)
Chief Financial      1997     141,672          --        --            --          50,000        --        29,202
Officer              1996     127,212      30,000        --            --         125,000        --        26,739


L.R. Ellingsworth,   1998     145,839          --        --            --         150,000        --            --
Ph.D., Vice          1997       9,388          --        --            --         250,000        --            --
President,
Research and
Development


T.M. Stevens,        1998     129,254          --        --            --         150,000        --            --
Vice President,      1997     122,005          --        --            --          35,000        --            --
Corporate            1996      30,000          --        --            --         200,000        --            --
Development

----------

(1) Consists of premiums paid by the Company on a split dollar life insurance policy held by the individual which had been assigned to the Company. In 1999, the Company discontinued paying premiums on the policy and cancelled the program.

   The following table sets forth individual grants of stock options to the named executive officers during the year ended December 31, 1998.

                             OPTION GRANTS IN 1998

                              Number of       Percent of
                              Securities     Total Options
                              Underlying        Granted          Exercise
                               Options       to Employees          Price         Expiration
       Name                   Granted (#)    in Fiscal Year      ($/Share)           Date
--------------------------------------------------------------------------------------------
V. M. Esposito, Ph.D.          500,000(1)       36.6%            $0.29           10/02/08

L. R. Ellingsworth, Ph.D.      150,000(1)       11.0%            $0.29           10/02/08

T. M. Stevens                  150,000(1)       11.0%            $0.29           10/02/08

G. C. Zakarian                 150,000(1)       11.0%            $0.29           10/02/08

----------

(1) Options vest ratably on a monthly basis over the 48 months following date of grant.


   The following table sets forth information concerning stock options exercised during 1998 and the value of unexercised stock options held at December 31, 1998 by the named executive officers.


                      AGGREGATED OPTION EXERCISES IN 1998
                           AND YEAR-END OPTION VALUES

                                                                         Number of
                                                                   Securities Underlying     Value of Unexercised
                                 Shares                             Unexercised Options      In-the-Money Options
                                Acquired                              at Year-End (#)            at Year-End
                                   on                                Exercisable (E)/          Exercisable (E)/
Name                          Exercise (#)    Value Realized ($)     Unexercisable (U)        Unexercisable (U)
------------------------------------------------------------------------------------------------------------------
V. M. Esposito, Ph.D.             0                   --               2,473,662(E)              $ 1,674(E)
                                                                         566,346(U)              $38,325(U)

L. R. Ellingsworth, Ph.D.         0                   --                  68,750(E)              $   500(E)
                                                                         331,250(U)              $11,500(U)

T. M. Stevens                     0                   --                 129,687(E)              $   500(E)
                                                                         255,313(U)              $11,500(U)

G. C. Zakarian                    0                   --                 563,334(E)              $   500(E)
                                                                         175,000(U)              $11,500(U)

-----


COMPENSATION OF DIRECTORS

   Only directors who are not employees of the Company are compensated for their services as directors. Each nonemployee director is paid an annual retainer of $10,000 as compensation for services. Additionally, each nonemployee director is paid $1,000 for each meeting of the Board of Directors which he attends and $500 for each meeting of a committee of the Board attended in person and held separately. Directors also are reimbursed for their expenses incurred in attending Board and committee meetings.

   Under the 1992 Directors' Stock Option Plan (the "Directors' Plan"), each member of the Board of Directors of the Company who is not an employee of the Company qualifies to participate in the Directors' Plan. Upon initial election to the Board, a director is granted an option to purchase the number of shares of Common Stock equal to $20,000 ($10,000 if elected on or after the six-month anniversary of the most recent annual stockholders meeting) divided by the greater of the market price of the Common Stock on the date of grant or $0.50. At the time of reelection to serve or upon continuing to hold office for the following year, a director is granted an additional option to purchase the number of shares of Common Stock equal to $20,000 divided by the greater of the market price of the Common Stock on the date of the grant or $0.50. For directors who have served for at least three years, this basic annual grant is supplemented every third year by an additional grant of an option to purchase a number of shares of Common Stock equal to 150% of the number of shares covered by the basic grant. Vesting occurs quarterly in four equal installments over a period of one year following the date of grant. All stock options granted under the Directors' Plan have a five-year term.


EMPLOYMENT CONTRACTS

   Dr. Esposito entered into an agreement with the Company which commenced January 1, 1996 and expires on December 31, 2000. The agreement requires Dr. Esposito to devote his entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by him during his employment. The agreement provides for an annual base salary of $350,000 through December 31, 1999, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Dr. Esposito also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on thirty-six months' prior notice or without notice upon payment of severance equal to thirty-six months' salary and any bonus to which he would have been entitled.

   Dr. Ellingsworth is employed under an agreement with the Company which commenced December 1, 1998 and expires on November 30, 2001. Dr. Ellingsworth's agreement requires him to devote his entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by him during his employment. The agreement provides for an annual base salary of $155,000 through November 30, 1999, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Dr. Ellingsworth also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on six months' prior notice or without notice upon payment of severance equal to six months' salary and any bonus to which he would have been entitled. The agreement also provides that if Dr. Ellingsworth is terminated within one(1) year of a "change in control", related to such change in control, then he will receive salary and benefits for a period of twelve months, net of any employment earnings he may receive from other sources during the twelve-month period.

   Ms. Stevens is employed under an agreement with the Company which commenced October 1, 1997 and expires on September 30, 2000. Ms. Stevens' agreement requires her to devote her entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by her during her employment. The agreement provides for an annual base salary of $133,000 through September 30, 1999, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Ms. Stevens also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on six months' prior notice or without notice upon payment of severance equal to six months' salary and any bonus to which she would have been entitled. The agreement also provides that if Ms. Stevens is terminated within one(1) year of a "change in control", related to such change in control, then she will receive salary and benefits for a period of twelve months, net of any employment earnings she may receive from other sources during the twelve-month period.

   Mr. Zakarian is employed under an agreement with the Company which commenced May 1, 1998 and expires on April 30, 2001. Mr. Zakarian's agreement requires him to devote his entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by him during his employment. The agreement provides for an annual base salary of $150,000 through April 30, 1999, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Mr. Zakarian also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on twelve months' prior notice or without notice upon payment of severance equal to twelve months' salary and any bonus to which he would have been entitled. The agreement also provides that if Mr. Zakarian is terminated within one(1) year of a "change in control", related to such change in control, then he will receive salary and benefits for a period of twelve months, net of any employment earnings he may receive from other sources during the twelve-month period.


                                    ITEM 2.
            APPROVAL OF AMENDMENTS OF CERTIFICATE OF INCORPORATION
                TO EFFECT A REVERSE SPLIT OF OUTSTANDING SHARES
                                OF COMMON STOCK

   The Board of Directors is seeking stockholder approval of amendments to the Company's Certificate of Incorporation to effect, respectively, reverse stock splits of its Common Stock in integral divisors ranging from 1 for 4 to 1 for 10 (the "Certificate Amendments"). If the Certificate Amendments are approved by the stockholders, the Board of Directors will have the authority, in its sole discretion and without further action on the part of the stockholders, to effect one of the approved reverse stock splits at any time prior to the next Annual Meeting of stockholders following the 1999 Annual Meeting. When the Board of Directors effects one of the reverse stock splits, the Certificate Amendments with respect to each of the other reverse stock splits will be deemed abandon by the Board of Directors and cannot thereafter be effected. The Board of Directors also reserves the right, notwithstanding stockholder approval and without further action or approval by the stockholders, to decide not to proceed with any of the reverse stock splits if it determines, in its sole discretion, that a reverse stock split is not in the best interests of the Company and its stockholders.

   The same proposal was approved by the stockholders at the 1998 Annual Meeting. However, the authorization conferred on the Board of Directors to effect a reverse stock split will expire as of the 1999 Annual Meeting. This proposal, in effect, will extend the authorization for an additional year.


EFFECT OF REVERSE STOCK SPLIT

   The Company currently is authorized to issue 95,000,000 shares of Common Stock, of which 25,863,726 shares were issued and outstanding as of the Record Date. The Company also is authorized to issue 5,000,000 shares of Preferred Stock, of which no shares were issued and outstanding as of the Record Date. After each of the reverse stock splits authorized by the Certificate Amendments, if effected, the number of authorized shares of Common Stock and Preferred Stock will remain the same, whereas the number of shares of Common Stock outstanding would be reduced to a number obtained by dividing the number of shares outstanding immediately prior to the reverse stock split by integral factors ranging from 4 to 10, depending on the Certificate Amendment that the Board of Directors elects to implement. Correspondingly, at the effective time of the reverse stock split, the number of shares of Common Stock owned by each stockholder will be reduced by the same proportion. Accordingly, except for the payment of cash in lieu of a fractional share, a reverse stock split will not affect any stockholder's proportionate equity interest in the Company, nor will it change any of the rights of a holder of a share of Common Stock.

   The following table illustrates the effects of a 1 for 10 and a 1 for 4 reverse stock split (without giving effect to any adjustments for fractional shares) on the Company's authorized and outstanding shares and on certain per share data:

=====================================================================================================================
                                                                 Number of Shares as of April 13, 1999
---------------------------------------------------------------------------------------------------------------------
                                                    Prior to Reverse Stock Split      After Reverse Stock Split
---------------------------------------------------------------------------------------------------------------------
                                                                                          1 for 10 - 1 for 4
---------------------------------------------------------------------------------------------------------------------
Authorized
     Preferred Stock                                        5,000,000                          5,000,000
     Common Stock                                          95,000,000                         95,000,000
---------------------------------------------------------------------------------------------------------------------
Outstanding
     Preferred Stock                                                0                             0
---------------------------------------------------------------------------------------------------------------------
Common Stock
     Outstanding                                           25,863,726                   2,586,372 - 6,465,931
     Issuable upon exercise of Options and Warrants        15,006,594                   1,500,659 - 3,751,648
     Fully diluted                                         40,870,320                   4,087,032 - 10,217,580
---------------------------------------------------------------------------------------------------------------------
Stockholders' equity at December 31, 1998                  $4,709,167                         $4,709,167
Stockholders' equity per share at December 31, 1998        $     0.18                       $1.80 - $0.72
---------------------------------------------------------------------------------------------------------------------
Net loss for calendar year ended December 31, 1998         $2,833,687                         $2,833,687
Net loss per share for calendar year ended
  December 31, 1998                                        $     0.12                      $1.20 - $0.48
=====================================================================================================================


BACKGROUND AND REASONS FOR THE PROPOSAL

   The Board of Directors believes that the low share price of the Common Stock, when compared with the market prices of the common stock of publicly-held companies in the same or comparable industries, impairs the marketability of the Common Stock and creates a negative impression of the Company. These factors adversely affect not only the liquidity of the Common Stock, but also the Company's ability to raise capital through further sales of equity securities and to use Common Stock for acquisitions and similar purposes. The Board of Directors believes that the higher market price that should result from a reverse stock split would enhance the marketability of the stock to the financial community and the investing public at large.

   Additionally, the policies and practices of many brokerage houses tend to discourage brokers within those firms from dealing in lower-priced stocks. Some of such policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make handling of lower-priced stocks economically unattractive to brokers. The structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stock because the brokerage commission payable on its sale generally represents a higher percentage of the sales price than on higher-priced stock.

   The Common Stock currently is listed on the OTC Bulletin Board. As of the close of trading on April 13, 1999, the average of the bid and ask prices for the Company's common stock was $0.41. It is an objective of the Company to attempt to qualify the Common Stock for listing either on the American Stock Exchange ("Amex") or the Nasdaq SmallCap Market, each of which would provide for greater visibility for the Common Stock and for more comprehensive and timely dissemination of stock price information. Among the listing requirements is a minimum stock price of $3.00 for Amex and a minimum bid price of $4.00 for the Nasdaq SmallCap Market, which the Company would hope to satisfy after giving effect to a reverse stock split. In addition to a minimum stock price, each of Amex and the Nasdaq SmallCap Stock Market also have other requirements that must be satisfied as a condition to listing, including a market value of public float requirement and a net tangible assets requirement. Accordingly, even if a reverse stock split were to raise the stock price to a level that would qualify the stock for listing, there is no assurance that the Company would be eligible to list the Common Stock on Amex or the Nasdaq SmallCap Market.

   The Company is not aware of any current efforts to accumulate Common Stock or obtain control of the Company, and the Certificate Amendments are not intended to be an anti-takeover device. The Certificate

Amendments are being proposed with a view toward enhancing marketability of the Common Stock by obtaining a Common Stock price in a range more acceptable to the investment community.


CERTAIN CONSEQUENCES OF REVERSE STOCK SPLIT

   Payment for Fractional Shares

   No fractional shares of Common Stock will be issued in connection with a reverse stock split. If, as the result of a reverse stock split, a stockholder of record would hold a fractional share, the stockholder, in lieu of the issuance of a fractional share, will be entitled to receive a payment in cash from the Company in an amount equal to the fraction multiplied by the market price of the Common Stock at the close of business on the first trading day immediately following the date of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefor.

   Certain Federal Income Tax Consequences

   The following description of federal income tax consequences of a reverse stock split is based on the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not address all the tax consequences that may be relevant to a particular stockholder (such as non-resident aliens, broker-dealers or insurance companies). Furthermore, no foreign, state or local tax consequences are addressed. Stockholders are urged to consult their own tax advisors to determine the specific tax consequences of a reverse stock split to them.

   The exchange of shares of stock for shares of post-split stock will not result in recognition of gain or loss (except with respect to any cash received in lieu of a fractional share as described below). The holding period of the post-split shares will include the stockholder's holding period for the pre-split shares. The basis of post-split shares will be equal to the basis of the pre-split shares, reduced by the tax basis allocable to the post-split fractional share in lieu of which cash is received.

   A stockholder who receives cash in lieu of a fractional share will be treated as if the Company has issued a fractional share to the stockholder and then immediately redeemed the fractional share for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's pre-split shares corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder's holding period exceeds 12 months.


VOTE REQUIRED

   Approval of the Certificate Amendments requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock. Abstentions and broker non-votes will be counted as votes against adoption of the Certificate Amendments. The Board of Directors unanimously recommends that stockholders vote "FOR" adoption of this Proposal.



                                    ITEM 3.
                    RATIFICATION OF APPOINTMENT OF AUDITORS

   The firm of PricewaterhouseCoopers LLP, independent certified public accountants, has audited the books and records of the Company for 1998 and the Board of Directors desires to continue the services of this firm for the current fiscal year. Accordingly, the Board recommends that the stockholders vote FOR the ratification of the appointment by the Board of Directors of the firm of PricewaterhouseCoopers LLP to audit the books and accounts of the Company for the current fiscal year.

   A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he desires to do so. If the stockholders do not ratify the selection of this firm, the Board of Directors will consider the selection of another firm of independent certified public accountants.



                             STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Secretary of the Company on or before December 16, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy for the Annual Meeting, and must also meet the other requirements set forth in the rules of the Securities and Exchange Commission relating to such stockholder proposals. If the proposal is received by the Company less than 45 days prior to the anniversary of the mailing date of this proxy statement, the persons named as proxies in the Company's proxy material for the 2000 Annual Meeting will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxy holders intend to exercise their discretionary voting authority.

                                    By Order of the Board of Directors


                                    /s/ Gregory C. Zakarian

                                    GREGORY C. ZAKARIAN
                                    Secretary
April 30, 1999

                             ANTEX BIOLOGICS INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints V.M. Esposito, Gregory C. Zakarian, or either of them, with full power of substitution, my proxy to attend and vote in my behalf at the Annual Meeting of Stockholders of Antex Biologics Inc. (the "Company") to be held on June 10, 1999, and at any adjournment or adjournments thereof, all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side upon those matters, and in their discretion, upon such other matters as may come before the meeting.

                        (TO BE SIGNED ON REVERSE SIDE)

X     PLEASE MARK VOTES
      AS IN THIS EXAMPLE


1. Election of Director           FOR     WITHHELD                                                     FOR    AGAINST    ABSTAIN
     Nominee: Robert L. Curry
                                                       2. Amendments of Certificate of
                                                          Incorporation.

                                                       3. Ratification of PricewaterhouseCoopers LLP
                                                          as Independent Auditors.

                                                       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
                                                       BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, A SIGNED PROXY WILL
                                                       BE VOTED "FOR" PROPOSALS 1 THROUGH 3.



SIGNATURE(S)______________________________________     ______________________________________________ DATE:________________, 1999
                                                                SIGNATURES IF HELD JOINTLY


NOTE:  PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH
    SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE TITLE AS SUCH.